SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): May 10, 2006
_________________

NT HOLDING CORP.
(Exact name of registrant as specified in Charter)

NEVADA	000-15303	73-1215433
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

8th Floor, No. 211 Johnston Road
Wanchai, Hong Kong
(Address of Principal Executive Offices)

852-2836-6202
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 10, 2006, NT Holding Corp (the “Company”), through its wholly owned subsidiary Eastbay Management Limited, a British Virgin Islands company (“Eastbay”), entered into a material definitive agreement (the “JV Agreement”) by and among Chris Flanagan and Michael Alsop, the major shareholders of PT Borneo Mineral Projects and PT Borneo Mineral Projects (hereinafter referred to as the “JV Company”). The JV Company was formed in September 2005 in Indonesia and is in the business of coal mining and export.

Pursuant to the terms of the JV Agreement, the current shareholders of PT Borneo Mineral Projects will own 30% of the equity of the JV Company and Eastbay will acquire the ownership of the remaining 70% of the equity of the JV Company. Each of the parties will be obligated to make certain capital contributions, more fully described in the JV Agreement. The parties have agreed that the current valuation of the JV Company is $2,000,000, subject to due diligence confirmation. Chris Flanagan and Michael Alsop will be responsible for the day to day operations of the JV Company, and Eastbay will be responsible for assistance relating to sales, marketing, and finances.

PT Borneo Mineral Project owns a right of concession on coal mines in the territory of East Kalimantan of the Republic of Indonesia which has a right of concession on a total of area of 19,191 hectares and an estimated saleable reserve of coal of approximately 22 million tons.

The Joint Venture is subject to the approval of the Indonesian Government and the closing of the JV Agreement is subject to due diligence to be conducted by the Company’s Indonesian legal counsel.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The definitive agreement is incorporated by reference and attached hereto as exhibit 2.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 16, 2006	NT HOLDING CORP.

/s/ Chun Ka Tsun
By: Chun Ka Tsun
Its: Chief Executive Officer and Director